                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:

                         [ ] PRELIMINARY PROXY STATEMENT
                         [X] DEFINITIVE PROXY STATEMENT
                       [ ] DEFINITIVE ADDITIONAL MATERIALS
        [ ] SOLICITING MATERIAL PURSUANT TO RULE 14a-11(c) OR RULE 14a-12
   [ ] CONFIDENTIAL, FOR THE USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
                                  14a-6(e)(2))

                              TERA COMPUTER COMPANY
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                               [X] NO FEE REQUIRED

    [ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14a-6(i)(4) AND 0-11.

    (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

        ------------------------------------------------------------------------

    (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

        ------------------------------------------------------------------------

    (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

        ------------------------------------------------------------------------

    (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

        ------------------------------------------------------------------------

    (5) TOTAL FEE PAID:

        ------------------------------------------------------------------------

    [  ] FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS

    [ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(a)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

    (1) AMOUNT PREVIOUSLY PAID:

        ------------------------------------------------------------------------

    (2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:

        ------------------------------------------------------------------------

    (3) FILING PARTY:

        ------------------------------------------------------------------------

    (4) DATE FILED:

        ------------------------------------------------------------------------

                          NOTICE OF 1999 ANNUAL MEETING

Dear Tera Shareholder:

   You are cordially invited to attend the Annual Meeting of Shareholders of Tera Computer Company which will be held on the 7th floor of our new offices, located at Merrill Place, 411 First Avenue South, Seattle, Washington 98104-2860, on May 5, 1999 at 2:00 p.m.

   At this year's meeting, shareholders will have the opportunity to vote on the following matters:

      -  Election of two directors to serve three-year terms;

      -  Approval of an amendment to our Restated Articles of Incorporation;

      -  Approval of a new 1999 Stock Option Plan;

      -  Approval of an amendment to our 1995 Stock Option Plan; and

      -  Any other business that may properly come before the meeting.

   If you were a shareholder of record on March 8, 1999, you will be entitled to vote on these matters.

   At the meeting, management will review Tera's performance during the past year and comment on the Company's outlook. You will have an opportunity to ask questions about Tera and its operations.

   Regardless of the number of shares you own, your vote is important. Please sign and return the proxy card in the enclosed envelope at your earliest convenience.

   Details of the business to be conducted are more fully described in the accompanying Proxy Statement.

   We look forward to seeing you. Thank you for your ongoing support of and interest in Tera.

                                   Sincerely,



                                   James E. Rottsolk
                                   Chief Executive Officer
                                   and President

Seattle, Washington
April 5, 1999

                                 PROXY STATEMENT

                                TABLE OF CONTENTS


                                                                                   Page

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING ..................................... 1

INFORMATION ABOUT TERA COMMON STOCK OWNERSHIP ....................................... 4

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS                                    5
The Board of Directors .............................................................. 5
The Committees of the Board ......................................................... 6
How We Compensate Directors ......................................................... 7
The Executive Officers .............................................................. 7
How We Compensate Executive Officers ................................................ 7

STOCK PERFORMANCE GRAPH .............................................................13

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD ....................................14
Proposal 1: Election of Two Directors ...............................................14
Proposal 2: Approve an Amendment to the Restated Articles of Incorporation...........16
Proposals 3 and 4 Pertaining to the Company's Stock Option Plans.....................17
Other Business.......................................................................22

INFORMATION ABOUT SHAREHOLDER PROPOSALS AND
  NOMINATING DIRECTOR CANDIDATES ....................................................22
Shareholder Proposals................................................................22
Director Candidates..................................................................23

EXHIBIT A: 1999 STOCK OPTION PLAN


--------------------------------------------------------------------------------
                                    IMPORTANT

Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed Proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly signing, dating, and returning the Proxy will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.
--------------------------------------------------------------------------------

                              TERA COMPUTER COMPANY
                        411 FIRST AVENUE SOUTH, SUITE 600
                         SEATTLE, WASHINGTON 98104-2860

                       PROXY STATEMENT FOR ANNUAL MEETING
                                 OF SHAREHOLDERS

                                   MAY 5, 1999


                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q: Why did you send me this proxy statement?

A: We sent you this Proxy Statement and the enclosed proxy card because Tera's Board of Directors is soliciting your proxy to vote at the 1999 Annual Meeting of Shareholders.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply complete, sign and return the enclosed proxy card.

We began sending this Proxy Statement out on or about April 5, 1999 to all shareholders entitled to vote. If you owned shares of our common stock at the close of business on March 8, 1999, our record date, you are entitled to vote those shares. On the record date, there were 14,328,701 shares of Tera common stock outstanding, our only class of voting stock.


Q: How many votes do I have?

A: You have one vote for each share of Tera common stock that you owned on the record date. The proxy card will indicate the number.


Q: How do I vote by proxy?

A: If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

      -  "FOR" electing both nominees for Director,

      - "FOR" approving the amendment to our Restated Articles of Incorporation,

      -  "FOR" approving our 1999 Stock Option Plan, and

      -  "FOR" approving the amendment to our 1995 Stock Option Plan.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we printed this Proxy Statement, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.


Q: May I revoke my proxy?

A: Yes. You may change your mind after you send in your proxy card by following these procedures. To revoke your proxy:

      1. Send in another signed proxy with a later date;

      2. Send a letter revoking your proxy to Tera's Secretary at the Company's offices in Seattle, Washington; or

      3. Attend the Annual Meeting and vote in person.


Q: What is the quorum requirement for the meeting?

A: The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, or (2) the broker lacks discretionary voting power to vote such shares.


Q: How do I vote in person?

A: If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee. The account statement or letter must show that you were the direct or indirect (beneficial) owner of the shares on March 8, 1999, the record date for voting.


Q: What vote is required to approve each proposal?

   PROPOSAL 1: ELECTION OF TWO DIRECTORS

        The two nominees for Director who receive the most votes will be elected. Accordingly, if you do not vote for a nominee, or you indicate "withhold authority to vote" for a nominee on your proxy card, your vote will not count either "for" or "against" the nominee.

   PROPOSAL 2: AMENDING OUR RESTATED ARTICLES OF INCORPORATION

        The affirmative vote of a majority of the outstanding shares of Tera common stock entitled to vote is required to approve the amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 25 million to 50 million shares. If you do not vote, or if you abstain from voting, it has the same effect as if you voted against the proposal.

   PROPOSAL 3: APPROVING OUR 1999 STOCK OPTION PLAN

        A majority of the shares of Tera common stock voting at the Annual Meeting is required to approve the 1999 Stock Option Plan. If you do not vote, or if you abstain from voting, it has no effect on this vote.

   PROPOSAL 4: APPROVING THE AMENDMENT TO OUR 1995 STOCK OPTION PLAN

        A majority of the shares of Tera common stock voting at the Annual Meeting is required to approve the amendment to our 1995 Stock Option Plan. Accordingly, if you do not vote, or if you abstain from voting, it has no effect on this vote.

   THE EFFECT OF BROKER NON-VOTES

        Under the rules of the National Association of Securities Dealers, if your broker holds your shares in its "street" name, the broker may vote your shares on Proposal 1 even if it does not receive instructions from you. Your broker may not vote on Proposals 2, 3 or 4 unless it receives instructions from you.

        A broker non-vote would have no effect on the outcome of Proposal 1, because only a plurality of votes cast is required to elect a director. A broker non-vote for Proposal 2 would have the same effect as a vote against this proposal. Broker non-votes will not be voted for or against Proposals 3 and 4 and will have no effect on the outcome of these proposals.

        Broker non-votes will be counted for the purpose of determining the presence of a quorum.

Q: Who will count the vote?

A: Representatives of ChaseMellon Shareholder Services, our transfer agent, will serve as the inspector of elections and count the votes.

Q: Is voting confidential?

 A: We keep all the proxies, ballots and voting tabulations private as a matter of practice. We only let our Inspectors of Election (ChaseMellon Shareholder Services) examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will forward to management, however, any written comments that you make on the proxy card or elsewhere.


Q: Who pays the costs of soliciting these proxies?

A: We will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. W. F. Doring & Co. may help solicit proxies for an approximate cost of $3,000.00 plus reasonable expenses.

Q: Who will be the Company's independent auditors for 1999?

A: The Board of Directors has appointed the firm of Deloitte & Touche LLP, certified public accountants, to serve as the Company's auditors for 1999. Deloitte & Touche LLP has served as the Company's auditors since 1987. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement and to respond to appropriate questions.

Q: Who should I call if I have any questions?

A: If you have any questions about the Annual Meeting or voting, or your ownership of Tera common stock, please contact Kenneth W. Johnson, our Secretary, at (206) 701-2000. Mr. Johnson's email is "ken@tera.com."


                  INFORMATION ABOUT TERA COMMON STOCK OWNERSHIP

Q: How much stock is owned by 5% shareholders, directors and executive officers?

A: The following table shows, as of March 8, 1999, the number of shares of Tera common stock beneficially owned by all persons we know to be beneficial owners of at least 5% of Tera's common stock, Tera's directors, the executive officers named in the Summary Compensation Table and all directors and executive officers as a group.

                                                   UNEXERCISED        TOTAL
                                                   OPTIONS AND        SHARES
            NAME                COMMON SHARES      CONVERTIBLE     BENEFICIALLY
        AND ADDRESS*                OWNED           SECURITIES    OWNED (1)(2)     PERCENTAGE
--------------------------    ---------------      -----------    --------------  ------------
 5% SHAREHOLDERS

  William T. Frantz              1,604,663           314,175         1,918,838         13.1
  P. O. Box 3965
  Bellevue, WA 98009

 INDEPENDENT DIRECTORS

   David N. Cutler                   5,360            26,596            31,956         **
   Daniel J. Evans                  20,325            19,500            39,825         **
   Kenneth W. Kennedy                   --            34,183            34,183         **
   John W. Titcomb, Jr             189,801            37,733           227,534         1.6

NAMED EXECUTIVES
   Burton J. Smith                 265,737           153,726           419,463         2.9
   James E. Rottsolk               274,386           145,779           420,165         2.9
   Kenneth W. Johnson               17,008            39,374            56,382         **
   Gerald E. Loe                    23,417            82,911           106,328         **
   Brian D. Koblenz                 19,867            59,992            79,859         **

 All Directors and
 Executive officers
 as a group (11 persons)           834,314           634,782         1,469,096         9.8

--------------
* Unless otherwise indicated, all addresses are c/o Tera Computer Company, 411 First Avenue South, 600, Seattle, WA 98104-2860

** Less than 1%

(1) This table is based upon information supplied by the named executive officers, directors and principal shareholders. Unless otherwise indicated in these notes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options, warrants and convertible notes held by the person or group in question which may be exercised or converted on March 8, 1999 or within 60 days thereafter.

(2) The following persons disclaim beneficial ownership of the following shares:

      - Mr. Titcomb disclaims beneficial ownership of 14,946 shares as to which he has voting and dispositive powers as a trustee of a trust for his children under the Washington Uniform Gifts to Minors Act.

      - Mr. Rottsolk disclaims beneficial ownership of 1,698 shares as to which he has voting and dispositive powers as custodian for six nieces and nephews under the Washington Uniform Gifts to Minors Act.

      - Mr. Johnson disclaims beneficial ownership of 2,600 shares as to which he has voting and dispositive powers as a trustee of trusts for his children.


Q: Did directors, executive officers and greater-than-10% shareholders comply with Section 16(a) beneficial ownership reporting in 1998?

A: Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of Tera common stock and any subsequent changes. They must also provide us with copies of the reports.

We are required to tell you in the Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we believe that all of these reporting persons complied with their filing requirements for 1998, except that Mr. Kennedy and Mr. Russell each filed one report late.



               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS


THE BOARD OF DIRECTORS

    The Board of Directors oversees the business and affairs of Tera and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chairman and President, other key executives and our principal external advisers (legal counsel and outside auditors), by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

    The Board met four times during 1998. Each director attended at least 75% of the meetings of the Board and committees on which they serve.


THE COMMITTEES OF THE BOARD

    The Board has an Audit Committee and a Compensation Committee. None of the Directors who serve as members of these committees is, or has ever been, an employee or Tera. In addition the Board has established an Executive Committee.

    There is no standing nominating or other committee that recommends qualified candidates to the Board for election as Directors. The entire Board performs these duties. In addition, our By-laws provide a procedure for you to recommend candidates for director at an Annual Meeting. For more information, see below at page 22 under "Information about Shareholder Proposals and Nominating Director Candidates."

THE AUDIT COMMITTEE. The Audit Committee meets with financial management and the independent auditors and recommends the selection of the independent auditors to the Board, approves the scope of the annual audit by the independent auditors, and reviews audit findings and accounting policies.

Messrs. Evans and Titcomb currently serve on the Audit Committee, with Mr. Evans serving as Chairman. The Audit Committee met 4 times during 1998.

THE COMPENSATION COMMITTEE. The Compensation Committee reviews the compensation of the Chairman and Chief Executive Officer and approves the elements of compensation for the other executive officers. The Compensation Committee administers Tera's stock option plans and grants options to the executive officers. The Compensation Committee evaluates existing and proposed employee benefit plans and may propose plan changes to the Board.

Each year, as the SEC requires, the Compensation Committee reports to you on executive compensation. The Compensation Committee's Report on Executive Compensation for 1998 is set forth below beginning on page 11.

Messrs. Cutler, Evans and Kennedy currently serve as members of the Compensation Committee, with Mr. Cutler serving as Chairman. The Compensation Committee met twice during 1998.

THE EXECUTIVE COMMITTEE. This Committee meets or takes written action when the Board is not otherwise meeting. The Executive Committee has the same level of authority as the full Board, except that it cannot amend Tera's By-laws, recommend any action that requires the approval of the shareholders or take any other action not permitted to be delegated to a committee under Washington law.

Messrs. Smith and Rottsolk serve on the Executive Committee, with Mr. Smith serving as Chairman. The Executive Committee did not formally meet in 1998.

HOW WE COMPENSATE DIRECTORS

    We do not provide cash compensation to directors for serving on the Board or committees. We reimburse the directors for travel and related expense incurred in attending Shareholder, Board and committee meetings.

STOCK OPTION AWARDS. In 1995, the shareholders approved the 1995 Independent Director Stock Option Plan. Under this plan, each independent director, upon election to the Board, receives a ten-year option to purchase 4,500 shares of common stock, vesting over three years. The exercise price of this option is the market price of our common stock on the date of the grant.

    Subject to approval by the shareholders of the 1999 Stock Option Plan, the Board has terminated the 1995 Independent Director Stock Option Plan. The Board plans to grant to each independent director, upon election, options for 18,000 shares, vesting over three years and with an exercise price equal to market value of the common stock on the date of the Shareholders' Meeting at which the director is elected. The increase in the number of shares of the grant largely reflects the growth in the number of shares of common stock outstanding from 1995. If the shareholders approve the 1999 Stock Option Plan, Mr. Kennedy would receive such an option upon his election to the Board. For further information, see the discussion about Proposal 3 under "Discussion of Proposals Recommended by the Board" beginning on page 17.

    In addition, again subject to approval by the shareholders of the 1999 Stock Option Plan, the Board granted options under that Plan for 15,000 shares to each independent director on February 3, 1999. These options will vest in full upon approval by the shareholders and are exercisable at $6.125 per share, the market price of our common stock on February 3, 1999.


THE EXECUTIVE OFFICERS


HOW WE COMPENSATE EXECUTIVE OFFICERS

    The tables on pages 8 through 10 show salaries, bonuses and other compensation paid during the last three years, options granted in 1998, and option values as of year-end 1998 for our Chief Executive Officer and our next four most highly compensated executive officers.

                                  SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                    ANNUAL COMPENSATION                 COMPEN-
                                      ---------------------------------------------      SATION
NAME AND PRINCIPAL POSITION             YEAR             SALARY          BONUS(1)        OPTIONS           OTHER (2)
----------------------------------    ---------     --------------     ------------    -----------        -----------

Burton J. Smith ......................  1998            $188,750         $     --          100,000         $  3,220
  Chairman of the Board                 1997             177,500           22,077               --            4,733
  and Chief Scientist                   1996             150,000               --          250,000            3,085

James E. Rottsolk ....................  1998             188,750               --          100,000            2,970
  President and                         1997             177,500           22,077               --            3,078
  Chief Executive Officer               1996             150,000               --          250,000            2,970

Kenneth W. Johnson ...................  1998             154,375               --           30,000            3,220
  Vice President - Finance              1997(3)           43,750               --           90,000               --
  and Chief Financial Officer


Gerald E. Loe ........................  1998             138,550               --           30,000            1,620
  Vice President - Hardware             1997             124,667           15,331               --            1,044
                                        1996             110,000               --           40,000              720

Brian D. Koblenz .....................  1998             138,125               --           40,000            3,220
  Vice President - Software             1997             123,333           15,331               --            2,192
                                        1996             105,000               --           40,000            3,095


--------------
(1) Bonuses are shown when accrued. The 1997 bonuses were paid in 1998. No executive bonuses were declared for 1996 or 1998.

(2) Includes premiums for group term life insurance policies payable for each of the executive officers and the Company's contributions to a 401(k) savings plan.

(3) Mr. Johnson joined the Company in September 1997.

                              OPTION GRANTS IN 1998

   The following table provides information on option grants in fiscal 1998 to each of the executive officers named in the Summary Compensation Table.


                       NUMBER OF      % OF TOTAL
                       SECURITIES       OPTIONS
                       UNDERLYING     GRANTED TO                                     GRANT DATE
                       OPTIONS         EMPLOYEES        EXERCISE                      PRESENT
                        GRANTED        IN FISCAL          PRICE        EXPIRATION      VALUE
          NAME              (1)          YEAR(2)         PER SHARE        DATE          (3)
--------------------   -----------    ------------    ------------    -------------   --------
Burton J. Smith           100,000         13.9%        $   8.75        8/5/2008       $777,170
James E. Rottsolk         100,000         13.9%            8.75        8/5/2008        777,170
Kenneth W. Johnson         30,000          4.2%            8.75        8/5/2008        233,151
Gerald E. Loe              30,000          4.2%            8.75        8/5/2008        233,151
Brian D. Koblenz           40,000          5.6%            8.75        8/5/2008        310,868


--------------
(1) The options granted in 1998 are exercisable 25% after the first year, and thereafter become exercisable ratably thereafter per month over the next 36 months. Vesting is accelerated upon death or permanent disability and certain circumstances following a change of control. Generally, all of the executive officers' options will expire ten years from the date of grant or earlier if employment terminates.

(2) Tera granted options for 720,050 shares to employees in 1998.

(3) Tera used a modified Black-Scholes model of option valuation to determine grant date present value. Tera does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option.

Calculations for the named officers are based on an expected 9.64-year option term. Other assumptions used for the valuations are:

   -  interest rate of 5.4%;

   -  annual dividend yield of 0%; and

   -  volatility of 93.52%.

We did not adjust the model for non-transferability, risk of forfeiture or vesting restrictions. The actual value, if any, an executive officer receives from a stock option will depend upon the amount by which the market value of Tera common stock exceeds the exercise price of the option on the date of exercise. There can be no assurance that the amount stated as "Grant Date Present Value" will be realized.

                  AGGREGATED OPTION VALUES AS OF YEAR-END 1998

The following table provides information concerning the value of unexercised options held by the officers named in the Summary Compensation Table at December 31, 1998. None of these officers exercised any stock options in 1998.


                                   SHARES UNDERLYING                     VALUE OF UNEXERCISED
                                 UNEXERCISED OPTIONS AT                 IN-THE-MONEY OPTIONS AT
         NAME                      DECEMBER 31, 1998                      DECEMBER 31, 1998 (1)
-----------------------  --------------------------------------  -------------------------------------
                             Exercisable        Unexercisable        Exercisable       Unexercisable
                         --------------------  ----------------  -------------------  ----------------
Burton J. Smith                137,060             225,003            $159,917            $ 93,752
James E. Rottsolk              137,628             225,003             160,468              93,752
Kenneth W. Johnson              29,999              90,001              22,499              45,001
Gerald E. Loe                   80,244              50,001             290,302              15,001
Brian D. Koblenz                57,325              60,001              94,689              15,001

--------------

(1) This value represents the difference between $6.25, the closing price of Tera common stock on the Nasdaq National Market System on December 31, 1998, and the exercise price of stock options which were then "in-the-money." "In-the-money" stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date.


MANAGEMENT CONTINUATION AGREEMENTS

    The Company recently entered into Management Continuation Agreements with certain of its employees, including the executive officers named in the Summary Compensation Table.

     Pursuant to these agreements, each such officer or employee is eligible to receive, in the event that his or her employment is terminated within three years following a change-of-control of the Company, other than for just cause, death, disability, retirement or resignation other than for good reason, as such terms are defined in the agreement, an amount equal to two times his or her annual compensation, continuation of health benefits and group term life insurance for twenty-four months thereafter and the acceleration of vesting for all options held. If these severance payments were to constitute "excess parachute payments" for federal income tax purposes, the Company has agreed to pay any excise taxes due with respect to those "excess parachute payments," and any further excise taxes and federal and state income taxes due with respect to these additional payments, so that the employee receives the same after-tax compensation the employee would have received had the tax provisions regarding such parachute payments not been enacted.

    For purposes of these agreements, "annual compensation" means wages, salary and incentive compensation for 1999 or, if later, the calendar year immediately preceding the year in which the above-described severance payment becomes payable. A "change-of-control" includes (i) a merger or acquisition of the Company resulting in a 50% or greater change in the total voting power of the Company immediately following such transaction, or (ii) certain changes in the majority composition of the Board of Directors during a thirty-six month period, not initiated by the Board of Directors.

CERTAIN TRANSACTIONS

     In connection with exercises of stock options by Mr. Loe in 1997, the Company has loaned him a total of $154,608.34 pursuant to a promissory note currently bearing interest at a per annum rate of 4.33%. The note is due in December 1999 and is secured by a pledge of shares of the Company's stock. The Company's rights to payment are not limited to that pledge.

    In February and March 1999, the Company raised funds in a private financing through the sale of 8% convertible notes due March 31, 2001. The notes are convertible into shares of common stock at a conversion price of $5.00 per share, the market price for the common stock when the offering began. In addition, each investor receives a five-year warrant to purchase 3,000 shares of common stock exercisable at $5.00 per share for each $100,000 invested. Certain of the Company's 5% shareholders, directors and executive officers have purchased these notes, on the same terms as other investors, as follows: Mr. Frantz - $1,000,000; Mr. Evans - $50,000; Mr. Titcomb - $100,000; and Mr.
Johnson - $100,000.



REPORT ON EXECUTIVE COMPENSATION FOR 1998
BY THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors is responsible for setting and administering the policies governing annual compensation of the executive officers, including the annual management bonus plan and the Company's stock option plans. The Compensation Committee is composed exclusively of directors who are neither employees nor former employees of the Company nor eligible to participate in any of the Company's executive compensation programs other than the 1999 Stock Option Plan.

    PHILOSOPHY. The Committee's compensation philosophy is to provide salary, bonus and equity incentives to the Company's officers and other employees through programs designed to attract and retain the best personnel to allow the Company to achieve its goals and maintain its competitive posture. The Company seeks to foster an environment that rewards superior performance and aligns the interests of employees to those of the shareholders through equity incentives.

    ANNUAL SALARY AND BONUS PLAN. At the beginning of every year, the Compensation Committee reviews with the Chief Executive Officer and approves, with modifications it deems appropriate, an annual compensation plan for the Company's executive officers. In making individual base salary decisions, the Compensation Committee considers each officer's duties, the quality of the individual's performance, the individual's potential, market compensation practices, the contribution the officer has made to the Company's overall performance, and the financial status of the Company. The Compensation Committee also compares the salary of each officer with other officers' salaries, taking into account the number of years employed by the Company, the possibility of future promotions and the extent and frequency of prior salary adjustments.

    The Company's bonus plan is a material element of the annual compensation program for the Company's executive officers and other key employees. The 1998 plan proposed bonuses as a percentage of salary based upon the Company achieving certain specified goals regarding revenues, bookings and stock market performance of the Company's common stock, with a discretionary element depending upon how each officer met certain individual performance goals. No bonuses were awarded for 1998. The 1999 plan is similarly structured.

    EQUITY. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Compensation Committee considers the current stock ownership of the officer, relevant industry experience, the impact of the officer's contribution, the number of years each officer has been employed by the Company, the possibility of future promotions, and the extent and frequency of prior option grants. Options have been granted subject to four and five year vesting periods to encourage the officers and key employees to remain in the employ of the Company.

    CHAIRMAN AND CHIEF EXECUTIVE OFFICER. The Compensation Committee reviews and sets the base salary of Mr. Rottsolk, the President and Chief Executive Officer, and Mr. Smith, the Chairman and Chief Scientist, using the same process as with other executive officers as well as an assessment of their past performances, and its expectations as to their future performances in leading the Company and its business. Messrs. Rottsolk and Smith participate in the bonus and stock option plans on the same basis as with the other executive officers. As co-founders and the principal executives of the Company, it is anticipated that their compensation will remain equal in amount.

    Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus paid by the Company do not exceed this limit. Under IRS regulations, the $1 million limit on deductibility does not apply to compensation received through the exercise of stock options that meet certain requirements. It is the Company's current policy generally to grant options that meet those requirements.

                                         The Compensation Committee


                                         David N. Cutler
                                         Daniel J. Evans
                                         Kenneth W. Kennedy


                             STOCK PERFORMANCE GRAPH


    The graph below compares the cumulative total return to shareholders for Tera common stock with the comparable return of the Nasdaq Stock Market (U.S. companies) Index and the Nasdaq Computer Manufacturer Stock Index.

    The graph assumes that you invested $100 in Tera common stock on September 26, 1995, the date on which Tera common stock was first quoted, and that all dividends were reinvested. The Company has not paid cash dividends on its common stock. All return information is historical and is not necessarily indicative of future performance.


                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                 TERA COMPUTER COMPANY COMMON STOCK, THE NASDAQ
            MARKET (U.S.) INDEX AND THE NASDAQ COMPUTER MANUFACTURER
                     STOCKS INDEX THROUGH DECEMBER 31, 1998


                          9/26/95      12/29/95     12/31/96    12/31/97     12/31/98
                          --------     ---------     --------    --------     --------

Tera Computer Company        100        73.47        63.27      248.98        102.04

Nasdaq  Market (US)          100       101.22       124.47      152.70        214.65

Nasdaq Computer
  Manufacturer Stocks        100       102.14       136.94      165.66        360.33



                DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD


PROPOSAL 1: ELECTION OF TWO DIRECTORS

    Six directors, divided into three classes, presently serve on our Board of Directors for three year terms. Four of these six directors will continue to serve according to their previous elections. Two directors, Messrs. Kennedy and Rottsolk, are nominees for reelection, each to hold office until the Annual Meeting in 2002.

    We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual Meeting.

NOMINEES FOR DIRECTORS FOR TERMS EXPIRING IN 2002


KENNETH W. KENNEDY

    Mr. Kennedy, 53, joined the Board of Directors in 1989. Mr. Kennedy is the Ann and John Doerr Professor of Computational Engineering and Director of the Center for Research on Parallel Computation at Rice University, an NSF Science and Technology Center that includes seven participating institutions and six affiliated sites across the country. Since February 1997, Professor Kennedy has served as Co-Chairman of the President's Information Technology Advisory Committee. He is a fellow of the Institute of Electrical and Electronics Engineers, the Association for Computing Machinery, and the American Association for the Advancement of Science and has been a member of the National Academy of Engineering since 1990. In recognition of his contributions to software for high performance computation, he received the 1995 W. Wallace McDowell Award, the highest research award of the IEEE Computer Society. In 1999, he was named recipient of the ACM SIGPLAN Programming Languages Achievement Award, the third time this award was given. He received his M.S. and Ph.D. from New York University.


JAMES E. ROTTSOLK

Mr. Rottsolk, 54, is a co-founder of the Company and has served as its Chief Executive Officer since its inception. Prior to co-founding Tera in 1987, Mr. Rottsolk served as an executive officer with several high technology companies. Mr. Rottsolk received his A.M. and J.D. degrees from the University of Chicago.

The Board of Directors recommends that you vote "FOR" the election of both nominees for Director.

CONTINUING DIRECTORS


    Information about each of our continuing Directors is set forth below:


DIRECTORS WHOSE TERMS EXPIRE IN 2000


BURTON J. SMITH

Mr. Smith, 58, has been the Chairman of the Board and Chief Scientist since the Company's inception. He is a recognized authority on high performance computer architecture and programming languages for parallel computers, and is the principal architect of the MTA system. Prior to co-founding Tera, Mr. Smith was a Fellow of the Supercomputing Research Center (now Center for Computing Sciences), a division of the Institute for Defense Analyses, from 1985 to 1988. He was honored in 1990 with the Eckert-Mauchly Award given jointly by the Institute for Electrical and Electronic Engineers and the Association for Computing Machinery, and was elected a Fellow of both organizations in 1994. Mr. Smith received his S.M., E.E. and Sc.D. degrees from the Massachusetts Institute of Technology.


JOHN W. TITCOMB, JR.

     Mr. Titcomb, 48, joined the Board of Directors in 1991. During the last seven years he has been a private investor and serves as a director of several privately held companies involved in various technology, manufacturing and real estate businesses. Mr. Titcomb received his A.B. and J.D. degrees from Harvard University.


DIRECTORS WHOSE TERMS EXPIRE IN 2001


DAVID N. CUTLER

    Mr. Cutler, 57, became a member of the Company's Board of Directors in 1993. Mr. Cutler joined Microsoft Corporation in 1988 as Engineering Manager of Operating System Development and has been responsible for Windows NT development. Prior to joining Microsoft, he was Senior Corporate Consultant at Digital Equipment Corporation. During his tenure at Digital, he managed DecWest in Bellevue, Washington, which produced the VAXELN operating system and the first Microvax computer. He previously managed the development of VMS and RSX 11 M, principal operating systems for Digital computers.


DANIEL J. EVANS

    Mr. Evans, 73, became a member of the Company's Board of Directors in 1990. Since 1989, Mr. Evans has been Chairman of Daniel J. Evans Associates, a consulting firm. He served as United States Senator from the State of Washington from 1983 to 1989; Chairman, the Pacific Northwest Power and Conservation Planning Council from 1981 to 1983; President of the Evergreen State College in Olympia, Washington from 1977 to 1983; and for three terms as Governor of the State of Washington from 1965 to 1977. Mr. Evans is a Director of Puget Sound Energy, Inc.; Burlington Northern/Santa Fe, Inc.; Washington Mutual Bank; Flow International Corporation; Western Wireless, Inc., and Attachmate Corporation. He is also President of the Board of Regents of the University of Washington. Mr. Evans received his M.S. degree in civil engineering from the University of Washington.


PROPOSAL 2: APPROVE AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION.

    We propose to amend Article II(a) of our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 25 million to 50 million.

    As of the date of this Proxy Statement, we had approximately 15.9 million shares issued and outstanding and had reserved nearly all of the remaining 9.1 million shares for issuance under existing convertible securities, warrants and employee benefit plans.

    Our proposed amendment increases the number of authorized shares of common stock by 25 million to 50 million. The rights of additional authorized shares would be identical to shares now authorized. The authorization will not, in itself, have any effect on your rights as a shareholder. If the Board were to issue additional shares for other than a stock split or dividend, however, it could have a dilutive effect on Tera's earnings per share and on your voting power in Tera.

    We believe that the proposed increase is in the best interests of Tera and our shareholders. It is important for the Board to have the flexibility to act promptly to meet future business needs as they arise. Sufficient shares should be readily available to maintain our financing and capital raising flexibility, employee benefit plans such as the 1999 Option Plan, acquisitions and mergers, stock splits and dividends and other proper business purposes. Having practically no shares available severely limits the Board's flexibility and hinders the Company's ability to raise capital and attract employees.

    By having additional shares readily available for issuance, the Board will be able to act expeditiously without spending the time and incurring the expense of soliciting proxies and holding special meetings of shareholders.

    The Board has no present plans, agreements, commitments or understandings for the issuance or use of these proposed additional shares, other than with respect to the 1999 Stock Option Plan and the 1995 Stock Option Plan discussed later in this Proxy Statement. The Company considers from time to time financing proposals, and additional authorized and unreserved shares may be necessary to complete a financing. The approval of this amendment is necessary for the approval of the 1999 Stock Option Plan and the approval of the amendment to the 1995 Plan increasing the number of shares issuable pursuant to the 1995 Plan.

    The Board may only issue additional shares of common stock without action on your part if the action is permissible under Washington corporate law and the rules of the Nasdaq National Market System, on which our common stock is listed. For example, approval by the shareholders would be required by Nasdaq rules if the issuance of shares of common stock, or securities convertible into common stock, would result in a change of control of the Company. Nasdaq also requires shareholder approval before the issuance of shares in private transactions equal to 20% or more of the voting power outstanding before the issuance for less than the greater of the book value or market value of the common stock. Exceptions to these rules may be made upon application to Nasdaq.

    The future issuance of additional shares of Common Stock also could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by the Company's officers and directors to be opposed to such acquisition, which might be deemed to have an anti-takeover effect (i.e., might impede the completion of a merger, tender offer or other takeover attempt). In fact, the mere existence of such a block of authorized but unissued shares, and the Board's ability to issue such shares without shareholder approval, might deter a bidder from seeking to acquire shares of the Company on an unfriendly basis. While the authorization of additional shares of Common Stock might have such effect, the Board of Directors of the Company does not intend or view the proposed increase in authorized Common Stock as an anti-takeover measure, nor is the Company aware of any proposed transactions of this type.


The Board of Directors recommends that you vote "FOR" our amendment to the Restated Articles of Incorporation to increase the number of authorized shares of common stock from 25 million to 50 million.



PROPOSALS 3 AND 4 PERTAINING TO THE COMPANY'S STOCK OPTION PLANS

    On February 3, 1999, the Board of Directors approved two actions regarding the Company's stock option plans - the adoption of a new 1999 Stock Option Plan (the "1999 Plan") and the approval of an amendment to our Company's 1995 Stock Option Plan (the "1995 Plan") to increase the number of shares reserved for issuance from 2,000,000 to 2,215,686. Shareholder approval of our amendment to the Restated Articles of Incorporation increasing the number of authorized shares of common stock from 25 million to 50 million is necessary for the approval of the 1999 Plan and the amendment to the 1995 Plan.

    If these proposals are adopted by the shareholders, the 1999 Plan will replace the 1995 Plan, which has been terminated and under which no more options will be granted, and the Company's 1995 Independent Director Stock Option Plan also will terminate.

    The 1999 Plan and the 1995 Plan are identical in most respects. The following describes both Plans and also notes their principal differences.

    The full text of the 1999 Plan is set out in Exhibit A to this Proxy Statement.

PURPOSES OF THE PLANS. The purposes of the 1999 and the 1995 Plans are to provide a means for the Company to attract, reward and retain the services and advice of the Company's employees, officers, agents and consultants, and to provide them with added incentives by encouraging ownership of the Company's common stock.

MAXIMUM NUMBER OF SHARES. The 1999 Plan provides that up to 3,000,000 shares of Common Stock may be issued. The 1995 Plan reserves 2,000,000 shares for award, subject to approval by the shareholders of the increase to 2,215,686 shares. These numbers would be adjusted for changes in the Company's capital structure, such as a stock split. Shares subject to options, which have lapsed unexercised, may be granted again under the 1999 Plan.

TYPES OF OPTIONS. Under both the 1999 and 1995 Plans, the options granted may be either incentive stock options ("ISOs") or nonqualified stock options, although ISOs may be granted only to employees. The Board determines the term of each option, and when options are exercisable. Generally options granted under these plans become exercisable over a four-year period, with 25% becoming exercisable one year after grant and then ratably monthly over the next 36 months. Options expire no later than ten years from the date of grant although the Board may grant options which expire earlier.

ELIGIBLE PARTICIPANTS. Eligible participants under both Plans include current or future employees (including employees who are directors), officers, agents and consultants. In addition, the 1999 Plan permits options to be granted to independent directors (those directors who are not employees of the Company), while the 1995 Plan did not permit options to be granted to independent directors.

    The Board of Directors has the authority to select the persons to whom awards are given. In addition, the Executive Committee may make awards, subject to ratification by the Board, to employees, agents and consultants but not to officers and directors.

    The Company's practice is to grant options to all employees of the Company upon employment and to grant additional options to all employees as part of their annual reviews.

    As of March 8, 1999, all current employees of the Company who joined the Company on or before February 3, 1999, held options under the 1995 Plan and, subject to shareholder approval of the 1999 Plan, all current employees and the four independent directors are eligible for participation in the 1999 Plan.


EXERCISE PRICES. The Board determines the exercise price for share of any stock option granted under both Plans. The exercise price for an ISO may not be less than 100% of the fair market value on the date of grant. For any grant of ISOs to employees who own more than 10% of the voting stock of the Company, the exercise price must be not less than 110% of the fair market value on the date of grant and the term of the ISO cannot exceed five years.

MAXIMUM SIZE OF GRANTS. Under the 1995 Plan, no one optionee could receive options for more than 250,000 shares in any one year. Under the 1999 Plan, the limit is 300,000 shares.

TRANSFERABILITY. Recent changes to the Internal Revenue Code and SEC rules now permit non-qualified options to be transferable. While generally such options remain non-transferable under both Plans other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, under both Plans the Board, in its discretion and subject to such terms and conditions as it shall specify, may permit the transfer of a non-qualified option to an optionee's family members or to one or more trusts or partnerships established for the benefit of such family members. ISOs remain non-transferable other than by will or the laws of descent and distribution.

CHANGE IN CONTROL PROVISIONS. In order to maintain the rights of participants in the event of a merger, consolidation or plan of exchange, other than in which the holders of at least 50% of the voting securities of the Company hold at least 50% of the voting securities of the surviving corporation, or a sale of all or substantially all of the assets of the Company, or a liquidation or dissolution of the Company, then, unless the existing options are continued or assumed by the successor entity, with appropriate adjustments, then the Plan and existing options shall terminate upon the effective date of the transaction. In such event, each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested, prior to the effective date of the transaction.

AMENDMENTS. The Board is authorized to amend both the 1999 and 1995 Plans, except that shareholder approval is required for any amendment that would:

     1)   increase the number of shares available,

     2) permit the granting of stock options to a new class of persons not presently covered by the Plan, or

     3)   be required by applicable law or regulation.

    The Board, in its discretion, may include further provisions and limitations in any option agreement as it deems equitable and in the best interests of the Company.

TAX CONSEQUENCES OF THE PLANS. The grant of a stock option will not result in taxable income at the time of the grant for the optionee or the Company. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a nonqualified stock option, the optionee will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the option price; the Company will be entitled to a deduction for the same amount. Such income is subject to withholding tax as "wages".

    The tax treatment of an optionee for a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a nonqualified stock option. Generally upon the sale of shares obtained by exercising a non-qualified option, the gain realized on the sale over the market value of the Company's common stock on the exercise will be treated by the optionee as a capital gain. If an employee exercises an ISO and holds the shares for two years from the date of grant and one year after exercise, then any gain or loss realized based on the exercise price of the option will be treated as long-term capital gain or loss. Shares obtained by an exercise of an ISO which are sold without satisfying these holding periods will be treated as shares received from the exercise of a non-qualified option.

    Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding periods have been satisfied.

    Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount the Company may deduct for compensation paid to any of its most highly compensated employees. Compensation received through the exercise of stock options is not subject to this $1 million limit if the option and plan meet certain requirements, including granting options granted with an exercise price at not less than fair market value. The Company's policy is to grant options meeting the requirements of Section 162(m) and applicable regulations to its most highly compensated employees.

STOCK PRICE INFORMATION. The closing price of the Company's common stock as reported on the Nasdaq National Market System on March 22, 1999, was $6.5625.


PROPOSAL 3: APPROVE OUR 1999 STOCK OPTION PLAN

    The Board of Directors adopted the 1999 Plan on February 3, 1999, subject to shareholder approval of the 1999 Plan and our amendment to the Restated Articles of Incorporation increasing the number of authorized shares of common stock from 25 million to 50 million.

    As under changes to SEC rules, independent directors now may participate in stock option plans along with officers, employees and others, the Board has terminated the 1995 Independent Director Stock Option Plan, subject to shareholder approval of the 1999 Plan. Under the 1995 Independent Director Plan, each independent director received ten-year options for 4,500 shares upon election as a director, exercisable at fair market value upon grant. The options vested over 3 years. If the 1999 Plan is approved by the shareholders, the Board plans to continue the policy of the 1995 Independent Director Option Plan of granting options to each independent director upon election to the Board, but will increase the number of shares of each grant from 4,500 shares to 18,000 shares. The other terms of the options to the Independent Directors would remain the same.

    As of March 8, 1999, the Board has granted options for 534,761 shares under the 1999 Plan, subject to shareholder approval, including the following:

     - options for 15,000 shares to each of Messrs. Cutler, Evans, Kennedy and Titcomb, with an exercise price of $6.125 per share; these options will be fully exercisable upon shareholder approval of the 1999 Plan; and

     - the following options for the following officers named in the Summary Compensation Table, each exercisable at $6.125 per share: Mr. Smith - 100,000 shares; Mr. Rottsolk - 100,000 shares; Mr. Johnson - 40,000 shares; Mr. Koblenz - 50,000 shares; and Mr. Loe - 30,000 shares.

    In addition, the Board has granted options under the 1999 Plan, subject to shareholder approval of the 1999 Plan, to other executive officers for an aggregate of 60,000 shares, exercisable at $6.125 per share, and options to other employees and consultants for an aggregate of 94,761 shares at exercise prices ranging from $4.50 per share to $6.125 per share.

    The Board plans to grant an option to Mr. Kennedy, upon his election to the Board at the Annual Meeting, for 18,000 shares under the 1999 Plan, with an exercise price per share equal to the fair market value of the Common Stock as of the date of the Annual Meeting.

The Board of Directors recommends that you vote "FOR" the approval of the 1999 Stock Option Plan.



PROPOSAL 4: APPROVE AN AMENDMENT TO OUR 1995 STOCK OPTION PLAN

    The 1995 Plan currently reserves a total of 2,000,000 shares for issuance. As of February 3, 1999, there were options outstanding under the 1995 Plan for an aggregate of 2,215,686 shares. On February 3, 1999, the Board approved an amendment to our 1995 Plan increasing the number of shares authorized for issuance to 2,215,686 shares, subject to shareholder approval and of the amendment to our Restated Articles of Incorporation increasing the number of authorized shares of common stock from 25 million to 50 million.

    The Board terminated the 1995 Plan, effective February 3, 1999, and no more options will be granted under the 1995 Plan.

    The Board granted options in August 1998 to the following executive officers named in the Summary Compensation Table, each exercisable at $8.75 per share, subject to shareholder approval of the amendment to the 1995 Plan:

-       Mr. Smith - 100,000 shares,
-       Mr. Rottsolk - 100,000 shares,
-       Mr. Johnson - 30,000 shares,
-       Mr. Koblenz - 40,000 shares, and
-       Mr. Loe - 30,000 shares.

The Board of Directors recommends that you vote "FOR" the approval of the amendment to the 1995 Plan.


OTHER BUSINESS

    Our management knows of no other matters to be voted on at the Annual Meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your properly executed proxy according to their judgement on those matters.



                     INFORMATION ABOUT SHAREHOLDER PROPOSALS
                       AND NOMINATING DIRECTOR CANDIDATES


SHAREHOLDER PROPOSALS

    In order for a shareholder proposal to be considered for inclusion in our proxy statement for the year 2000 Annual Meeting, the written proposal must be received by the Company no later than December 4,

1999. Such proposals also must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials.

    In order for a shareholder proposal to be raised from the floor during the year 2000 Annual Meeting, written notice of the proposal must be received by the Company not less than 60 nor more than 90 days prior to the meeting or, if later by the 10th business day following the first public announcement of the meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

1. a brief description of the business you wish to bring before the meeting, the reasons for conducting such business and the language of the proposal,

2.   your name and address,

3.   the number of shares of our stock which you own and when you acquired them,

4. a representation that you intend to appear at the meeting, in person or by proxy, and

5. any material interest you have in the business to be brought before the meeting.

    The Chairman, if the facts so warrant, may direct that any business was not properly brought before the meeting in accordance with our Bylaws.


DIRECTOR CANDIDATES

    You may propose director candidates for consideration by our Board by simply writing us.

    In addition, our Bylaws permit shareholders to nominate directors at a shareholder meeting. In order to nominate a director at a shareholder meeting, you must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if later, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

     -    your name and address,

     - the number of shares of our stock which you own and when you acquired them,

     - a representation that you intend to appear at the meeting, in person or by proxy,

     - each nominee's name, age, address, and principal occupation or employment,

     - all information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules, and

     -    each nominee's executed consent to serve as a director if so elected.

    The Chairman, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.

    If you wish to obtain a free copy of our By-laws or make proposals or nominate candidates for the Board, please contact Kenneth W. Johnson, Secretary, Tera Computer Company, 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

                                    By order of the Board of Directors,


                                    Kenneth W. Johnson
                                    Vice President - Finance,
                                    Chief Financial Officer
                                    and Secretary


Seattle, Washington
April 2, 1999

                                                                       EXHIBIT A


                              TERA COMPUTER COMPANY

                             1999 STOCK OPTION PLAN

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                                TABLE OF CONTENTS

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
1.      Purpose                                                                     1
2.      Stock Subject to This Plan                                                  1
3.      Administration                                                              1
        3.1    Powers                                                               1
        3.2    Limited Liability                                                    2
        3.3    Securities Exchange Act of 1934                                      2
        3.4    Committee                                                            2
4.      Eligibility                                                                 2
5.      Awards                                                                      2
        5.1    Incentive Stock Options                                              3
        5.2    Non-Qualified Stock Options                                          4
        5.3    Vesting                                                              4
        5.4    Transferability                                                      4
        5.5    Termination of Options                                               5
        5.6    Exercise                                                             7
        5.7    Foreign Qualified Grants                                             8
        5.8    Corporate Mergers, Acquisitions, Etc.                                8
        5.9    Holding Period                                                       8
        5.10   Option Agreements                                                    8
6.      Adjustments Upon Changes in Capitalization                                  9
        6.1    Stock Splits, Capital Stock Adjustments                              9
        6.2    Effect of Merger, Sale of Assets, Liquidation or Dissolution         9
        6.3    Fractional Shares                                                   10
        6.4    Determination of Board to Be Final                                  10
7.      Securities Regulations                                                     10
        7.1    Compliance with Law                                                 10
        7.2    Investment Purpose                                                  10
8.      Amendment and Termination                                                  11
        8.1    Plan                                                                11
        8.2    Options                                                             11
        8.3    Automatic Termination                                               11
9.      Miscellaneous                                                              12
        9.1    Time of Granting Options                                            12
        9.2    No Status as Shareholder                                            12
        9.3    Status as an Employee                                               12
        9.4    Reservation of Shares                                               12
10.     Effectiveness of This Plan                                                 12
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                                       i

                                                                       EXHIBIT A
                              TERA COMPUTER COMPANY

                             1999 STOCK OPTION PLAN


1. Purpose. The purpose of the 1999 Stock Option Plan (the "Plan") is to enable Tera Computer Company (the "Company") to attract, reward and retain the services or advice of the Company's current or future employees, officers, directors, agents and consultants, and to provide added incentives to them by encouraging stock ownership in the Company.

2. Stock Subject to This Plan. Subject to adjustment as provided below and in
Section 6 hereof, the stock subject to this Plan shall consist of shares of the Company's common stock (the "Common Stock"), and the total number of shares of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed 3,000,000 shares, as such Common Stock was constituted on the effective date of this Plan. If any option granted under this Plan shall expire, be surrendered, exchanged for another option, cancelled or terminated for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for purposes of this Plan, including for replacement options which may be granted in exchange for such surrendered, cancelled or terminated options. Shares issued upon exercise of options granted under this Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Board.

3. Administration. This Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board may suspend, amend or terminate this Plan as provided in Section 8.

        3.1 Powers. Subject to the specific provisions of this Plan, the Board shall have the authority, in its discretion from time to time: (a) to grant the stock options described in Section 5, including Incentive Stock Options and Non-Qualified Stock Options, and to designate each option granted as an Incentive Stock Option or a Non-Qualified Stock Option; (b) to determine, in accordance with Section 5.1(f) of this Plan, the fair market value of the shares of Common Stock subject to options; (c) to determine the exercise price per share of options; (d) to determine the Optionees (as defined herein) to whom, and the time or times at which, options shall be granted and the number of shares of Common Stock to be represented by each option; (e) to interpret this Plan; (f) to prescribe, amend and rescind rules and regulations relating to this Plan; (g) to determine the terms and provisions of each option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each option; (h) to reduce the exercise price per share of outstanding and unexercised options; (i) to defer, with the consent of the Optionee, or to accelerate the exercise date of any option; (j) to waive or modify any term or provision contained in any option applicable to the underlying shares of Common Stock; (k) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an option previously granted by the Board; (l) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any stock option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect; and (m) to make all other determinations deemed necessary or advisable for the administration of this Plan. The interpretation and construction by

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

the Board of any terms or provisions of this Plan, any option issued hereunder or of any rule or regulation promulgated in connection herewith and all actions taken by the Board shall be conclusive and binding on all interested parties. The Board may delegate administrative functions to individuals who are officers or employees of the Company.

        3.2 Limited Liability. No member of the Board or officer of the Company shall be liable for any action or inaction of the entity or body, or another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the explicit provisions hereof, the Board may act in its absolute discretion in all matters related to this Plan.

        3.3 Securities Exchange Act of 1934. At any time that the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this Plan shall be administered by the Board in accordance with Rule 16b-3 adopted under the Exchange Act, as such rule may be amended from time to time.

        3.4 Committee. The Board by resolution may delegate to a committee of the Board consisting of one or more members (the "Committee") any or all authority for administration of the Plan. If a Committee is appointed, all references to the Board of Directors in the Plan shall mean and relate to such Committee, except that only the Board of Directors may amend, modify, suspend or terminate the Plan as provided in Section 8.

4. Eligibility. The Board may award options to any current or future employee, officer, director, agent or consultant of the Company. Any party to whom an option is granted under this Plan is referred to as an "Optionee."

5. Awards. The Board, may take the following actions from time to time, separately or in combination, under this Plan: (a) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to any employee of the Company or its subsidiaries, as provided in Section 5.1 of this Plan; (b) grant options other than Incentive Stock Options ("Non-Qualified Stock Options"), as provided in Section 5.2 of this Plan; (c) grant options to officers, employees and others in foreign jurisdictions, as provided in Section 5.7 of this Plan; and (d) grant options in certain acquisition transactions, as provided in Section 5.8 of this Plan. No person may be granted options to acquire more than 300,000 shares of Common Stock in any fiscal year of the Company.

        5.1 Incentive Stock Options. Incentive Stock Options shall be subject to the following terms and conditions:

               (a) Incentive Stock Options may be granted under this Plan only to employees of the Company or its subsidiaries, including employees who are directors.

               (b) No employee may be granted Incentive Stock Options under this Plan to the extent that the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year, under this Plan and under any other incentive stock option plan (within the

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

meaning of Section 422 of the Code) of the Company or any subsidiary, exceeds $100,000. To the extent that any option designated as an Incentive Stock Option exceeds the $100,000 limit, such option shall be treated as a Non-Qualified Stock Option. In making this determination, options shall be taken into account in the order in which they were granted, and the fair market value of the shares of Common Stock shall be determined as of the time that the option with respect to such shares was granted.

               (c) An Incentive Stock Option may be granted under this Plan to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company (as determined pursuant to the attribution rules contained in Section 424(d) of the Code) only if the exercise price is at least 110% of the fair market value of the Common Stock subject to the option on the date the option is granted, as described in Section 5.1(f) of this Plan, and only if the option by its terms is not exercisable after the expiration of five years from the date it is granted.

               (d) Except as provided in Section 5.5 of this Plan, no Incentive Stock Option granted under this Plan may be exercised unless at the time of such exercise the Optionee is employed by the Company or any subsidiary of the Company and the Optionee has been so employed continuously since the date such option was granted.

               (e) Subject to Sections 5.1(c) and 5.1(d) of this Plan, Incentive Stock Options granted under this Plan shall continue in effect for the period fixed by the Board, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

               (f) The exercise price shall not be less than 100% of the fair market value of the shares of Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value of shares shall be the closing price per share of the Common Stock on the date of grant as reported on a securities quotation system or stock exchange or other principal market for the Common Stock. If such shares are not so reported or listed, the Board shall from time to time determine the fair market value of the shares of Common Stock in its discretion.

               (g) The provisions of clauses (b) and (c) of this Section shall not apply if either the applicable sections of the Code or the regulations thereunder are amended so as to change or eliminate such limitations or to permit appropriate modifications of those requirements by the Board.

        5.2 Non-Qualified Stock Options. Non-Qualified Stock Options shall be subject to the following terms and conditions:

               (a) The exercise price may be more or less than or equal to the fair market value of the shares of Common Stock covered by the Non-Qualified Stock Option on the date the option is granted, and the exercise price may fluctuate based on criteria determined by the Board.


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

The fair market value of shares of Common Stock covered by a Non-Qualified Stock Option shall be determined by the Board, as described in Section 5.1(f).

               (b) Unless otherwise established by the Board, any Non-Qualified Stock Option shall terminate 10 years after the date it is granted.

        5.3 Vesting. To ensure that the Company will achieve the purposes of and receive the benefits contemplated in this Plan, the Board, at its discretion, may establish a vesting schedule, change such vesting schedule or provide for no vesting schedule for options granted under the Plan. In establishing a vesting schedule, the Board may set a "Base Date", meaning a reference date for the specific option grant and Optionee. If no Base Date is established by the Board for a specific option grant, then the date of grant of the option by the Board shall constitute the Base Date.

        5.4 Transferability. Each option granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution or pursuant to a qualified domestic relations order. The foregoing notwithstanding, the Board on conditions it determines may permit the transferability of a Non-Qualified Stock Option by an Optionee solely to members of the Optionee's family members or to one or more trusts or partnerships for the benefit of such family members. Any purported transfer or assignment in violation of this provision shall be void.

        5.5 Termination of Options.

               5.5.1 Generally. Unless otherwise determined by the Board or specified in the Optionee's Option Agreement, if the Optionee's employment or service with the Company terminates for any reason other than for cause, resignation, retirement, disability or death, and unless by its terms the option sooner terminates or expires, then the Optionee may exercise, for a three-month period, that portion of the Optionee's option which was exercisable at the time of such termination of employment or service (provided the conditions of Section
5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such option).

               5.5.2  For Cause; Resignation.

               (a) If an Optionee is terminated for cause or resigns in lieu of dismissal, any option granted hereunder shall be deemed to have terminated as of the time of the first act which led or would have led to the termination for cause or resignation in lieu of dismissal, and such Optionee shall thereupon have no right to purchase any shares of Common Stock pursuant to the exercise of such option, and any such exercise shall be null and void. Termination for "cause" shall include (i) the violation by the Optionee of any reasonable rule or policy of the Board of Directors or the Optionee's superiors or the chief executive officer or the President of the Company that results in damage to the Company or which, after notice to do so, the Optionee fails to correct within a reasonable time; (ii) any willful misconduct or gross negligence by the Optionee in the responsibilities assigned to him or her; (iii) any willful failure to perform his or her job as required to meet the objectives of the Company; (iv) any wrongful conduct of an Optionee which has an adverse impact on the Company or which constitutes a misappropriation of the assets of the Company; (v) unauthorized disclosure of confidential information; or (vi) the Optionee's performing services for any other company or person which competes with the Company while he or she is employed by or provides services to the Company, without the prior written approval of the Chairman or President of the Company. "Resignation in lieu of dismissal" shall mean a resignation by an Optionee of employment with or service to the Company if (i) the Company has given prior notice to such Optionee of its intent to dismiss the Optionee for circumstances that constitute cause, or (ii) within two months of the Optionee's resignation, the Chairman or President of the Company or the Board of Directors determines, which determination shall be final and binding, that such resignation was related to an act which would have led to a termination for cause.

               (b) If an Optionee resigns from the Company, the right of the Optionee to exercise his or her option shall be suspended for a period of two months from the date of resignation, unless the Chairman or the President of the Company or the Board of Directors determines otherwise in writing. Thereafter, unless there is a determination that the Optionee resigned in lieu of dismissal, the option may be exercised at any time prior to the earlier of (i) the expiration date of the option (which shall have been similarly suspended) or
(ii) the expiration of three months after the date of resignation, for that portion of the Optionee's option which was exercisable at the time of such resignation (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

               5.5.3 Retirement. Unless otherwise determined by the Board, if an Optionee's employment or service with the Company is terminated with the Company's approval for reasons of age, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the option or (b) the expiration of three months after the date of such termination of employment or service, for that portion of the Optionee's option which was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

               5.5.4 Disability. Unless otherwise determined by the Board, if an Optionee's employment or relationship with the Company terminates because of a permanent and total disability (as defined in Section 22(e)(3) of the Code), the Option may be exercised at any time prior to the earlier of (a) expiration date of the Option or (b) the expiration of 12 months after the date of such termination for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such Option).

               5.5.5 Death. Unless otherwise determined by the Board, in the event of the death of an Optionee while employed by or providing service to the Company, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the Option or (b) the expiration


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

of 12 months after the date of death by the person or persons to whom such Optionee's rights under the option shall pass by the Optionee's will or by the applicable laws of descent and distribution for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such Option).

               5.5.6 Extension of Exercise Period. The Board, at the time of grant or at any time thereafter, may extend the three-month and 12-month exercise periods to any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board may determine; provided, that any extension of the exercise period or other modification of an Incentive Stock Option shall be subject to the written agreement and acknowledgment by the Optionee that the extension or modification disqualifies the option as an Incentive Stock Option.

               5.5.7 Failure to Exercise Option. To the extent that the option of any deceased Optionee or of any Optionee whose employment or service terminates is not exercised within the applicable period, all rights to purchase shares of Common Stock pursuant to such options shall cease and terminate.

                5.5.8 Leaves. For purposes of this Section 5.5, with respect to Incentive Stock Options, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Board) in accordance with the policies of the Company.

        5.6 Exercise.

               5.6.1 Procedure. Subject to the provisions of Section 5.3 above, each Option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the Option, if less than 100 shares) may be purchased upon any exercise of any Option granted hereunder and that only whole shares will be issued pursuant to the exercise of any Option (the number of 100 shares shall not be changed by any transaction or action described in Section 6 unless the Board determines that such a change is appropriate). Options shall be exercised by delivery to the Secretary of the Company or his or her designated agent of written notice of the number of shares with respect to which the Option is exercised, together with payment in full of the exercise price.

               5.6.2 Payment. Payment of the option exercise price shall be made in full at the time the written notice of exercise of the option is delivered to the Secretary of the Company or his or her designated agent and shall be in cash or check or pursuant to irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the appropriate exercise price and withholding tax obligations, all in accordance with applicable governmental regulations, for the shares of Common Stock being purchased. The Board may determine at the time the option is granted for Incentive Stock Options, or at any time before exercise for Non-Qualified Stock Options, that additional forms of payment will be permitted, including without limitation full


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

recourse promissory notes. In addition, with the prior consent of the Board, an Optionee may deliver previously owned shares of Common Stock or apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

               5.6.3 Withholding. Prior to the issuance of shares of Common Stock upon the exercise of an option, the Optionee shall pay to the Company the amount of any applicable federal, state or local tax withholding obligations. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company, as the case may be, to the Optionee, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld.

               5.6.4 Conditions Precedent to Exercise. The Board may establish conditions precedent to the exercise of any option, which shall be described in the relevant Option Agreement.

        5.7 Foreign Qualified Grants. Options under this Plan may be granted to officers and employees of the Company and other persons described in Section 4 who reside in foreign jurisdictions as the Board may determine from time to time. The Board may adopt such supplements to the Plan as are necessary to comply with the applicable laws of such foreign jurisdictions and to afford Optionees favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement on terms which are more beneficial to such Optionees than the terms permitted by this Plan.

        5.8 Corporate Mergers, Acquisitions, Etc. The Board may also grant options under this Plan having terms, conditions and provisions that vary from those specified in this Plan provided that such options are granted in substitution for, or in connection with the assumption of, existing options granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, reorganization or liquidation to which the Company is a party.

        5.9 Holding Period. Unless otherwise determined by the Board, if a person subject to Section 16 of the Exchange Act exercises an option within six months of the date of grant of the option, the shares of Common Stock acquired upon exercise of the option may not be sold until six months after the date of grant of the option.

        5.10 Option Agreements. Options granted under this Plan shall be evidenced by written stock option agreements ("Option Agreements") which shall contain such terms, conditions, limitations and restrictions as the Board shall deem advisable and which are consistent with this Plan. All Option Agreements shall include or incorporate by reference the applicable terms and conditions contained in this Plan.

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


6. Adjustments Upon Changes in Capitalization.

        6.1 Stock Splits, Capital Stock Adjustments. The aggregate number and class of shares for which options may be granted under this Plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and each such option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a stock split, stock dividend or consolidation of shares or any like capital stock adjustment.

        6.2 Effect of Merger, Sale of Assets, Liquidation or Dissolution.

               6.2.1 Termination Unless Assumption or Substitution. Upon the effective date of a merger, consolidation or plan of exchange (other than a merger, consolidation or plan of exchange involving the Company in which the holders of voting securities of the Company immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of the surviving corporation or a parent of the surviving corporation after such transaction), or a sale of all or substantially all the assets of the Company, or a liquidation or dissolution of the Company, the Plan and any option theretofore granted hereunder shall terminate, unless provisions be made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options theretofore granted, or the substitution for such options, with new options covering the shares of a successor corporation, or a parent, affiliate or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices thereof, in which event the Plan and the options granted under it, or the new options substituted therefor, shall continue in the manner and under the terms so provided.

               6.2.2 Exercise and Vesting. If provision is not made pursuant to the preceding Section 6.2.1 in connection with such a transaction for the continuance of the Plan and for the assumption of options, or the substitution for such options of new options covering the shares of a successor employer corporation or a parent, affiliate or subsidiary thereof, then each Optionee under the Plan shall be entitled, prior to the effective date of any such transaction, to exercise the option for the full number of shares covered thereby, including any portion not yet vested (provided that the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

        6.3 Fractional Shares. In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

        6.4 Determination of Board to Be Final. All adjustments under this
Section 6 shall be made by the Board of Directors, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an Optionee agrees otherwise, any change or adjustment to an Incentive Stock Option shall be made, if possible, in such a manner so as not to constitute a "modification," as defined in Section 424(h) of the Code, and so


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

as not to cause the Optionee's Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

7. Securities Regulations.

         7.1 Compliance with Law. Shares of Common Stock shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable laws of foreign countries and other jurisdictions and the requirements of any quotation service or stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. The inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability with respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

        7.2 Investment Purpose. As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. The Company may place a stop-transfer order against any shares of Common Stock on the official stock books and records of the Company, and a legend may be stamped on stock certificates to the effect that the shares of Common Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation. The Board may also require such other action or agreement by the Optionees as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK THEREUNDER.

8. Amendment and Termination.

        8.1 Plan. The Board of Directors may at any time suspend, amend or terminate this Plan, provided that, except as set forth in Section 6, the approval of the Company's shareholders is necessary within 12 months before or after the adoption by the Board of Directors of any amendment that will:

               (a) increase the number of shares of Common Stock that are to be reserved for the issuance of options under this Plan;

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

               (b) permit the granting of stock options to a class of persons other than those presently permitted to receive stock options under this Plan; or

               (c) require shareholder approval under applicable law, including
Section 16(b) of the Exchange Act, and the regulations of any securities market or exchange on which the Common Stock is then listed for trading or quotation.

        8.2 Options. Subject to the requirements of Section 422 of the Code with respect to Incentive Stock Options and to the terms and conditions and within the limitations of this Plan, the Board may modify or amend outstanding options granted under this Plan. The modification or amendment of an outstanding option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company under such option. Except as otherwise provided in this Plan, no outstanding option shall be terminated without the consent of the Optionee. Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be made in such a manner so as not to constitute a "modification," as defined in Section 424(h) of the Code, and so as not to cause any Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Section 422(b) of the Code.

        8.3 Automatic Termination. Unless sooner terminated by the Board of Directors, this Plan shall terminate ten years from the date on which this Plan is adopted by the Board. No option may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any option theretofore granted under this Plan.

9. Miscellaneous.

        9.1 Time of Granting Options. The date of grant of an option shall, for all purposes, be the date on which the Company completes the required corporate action relating to the grant of an option; the execution of an Option Agreement and the conditions to the exercise of an option shall not defer the date of grant.

        9.2 No Status as Shareholder. Neither the Optionee nor any party to which the Optionee's rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares of Common Stock issuable upon the exercise of any option granted under this Plan unless and until such option has been exercised and the issuance (as evidenced by the appropriate entry on the books of the Company or duly authorized transfer agent of the Company) of the stock certificate evidencing such shares.

        9.3 Status as an Employee. Nothing in this Plan or in any option granted pursuant to this Plan shall confer upon any Optionee any right to continue in the employ of the Company, or to interfere in any way with the right of the Company to terminate his or her employment or other relationship with the Company at any time.

        9.4 Reservation of Shares. The Company, during the term of this Plan, at all times will reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Plan.

10. Effectiveness of This Plan. This Plan shall become effective upon adoption by the Board so long as it is approved by the Company's shareholders any time within 12 months after the adoption of this Plan. No option granted under this Plan to any officer or director of the Company shall become exercisable, however, until the Plan is approved by the shareholders, and any options granted prior to such approval shall be conditioned upon and are subject to such approval.

        Adopted by the Board of Directors as of February 3, 1999, and approved by the Shareholders as of ________, 1999.

PROXY

                             TERA COMPUTER COMPANY


                     ANNUAL MEETING MAY 5, 1999, 2:00 P.M.
                  411 FIRST AVENUE SOUTH, SEATTLE, WASHINGTON

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints Burton J. Smith and James E. Rottsolk, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of shareholders of Tera Computer Company (the "Company") on May 5, 1999 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTOR NOMINEES AND FOR THE PROPOSALS TO APPROVE AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION, THE 1999 STOCK OPTION PLAN AND AN AMENDMENT TO THE 1995 STOCK OPTION PLAN. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT MAY COME BEFORE THIS MEETING.

      (This proxy card continues and MUST be signed on the reverse side.)


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                            * FOLD AND DETACH HERE *

                                                             Please mark
                                                             your vote as    [x]
                                                             indicated in
                                                             this example.



                                   FOR        WITHHOLDING
                               all nominees    AUTHORITY
                                  listed      to vote for
                                 (except       nominees
                               as withheld)     listed
1. Election of Two Directors:     [    ]         [  ]         2. Approve an amendment to our Restated Articles  FOR  AGAINST ABSTAIN
   (Instructions: To withhold                                    of Incorporation.                              [ ]    [ ]    [ ]
   authority to vote for any
   individual, strike a line                                  3. Approve our 1999 Stock Option Plan.            FOR  AGAINST ABSTAIN
   through the nominee's                                                                                        [ ]    [ ]    [ ]
   name below.)
                                                              4. Approve an amendment to our 1995 Stock         FOR  AGAINST ABSTAIN
    Kenneth W. Kennedy                                           Option Plan                                    [ ]    [ ]    [ ]
    James E. Rottsolk
                                                              5. Transaction of any business that properly comes before the meeting
    DIRECTORS RECOMMENDED THAT YOU VOTE FOR ELECTION OF          or any adjournments thereof. A majority of the proxies or
    THE NAMED DIRECTORS AND IN FAVOR OF PROPOSALS                substitutes at the meeting may exercise all the powers granted
    2, 3 AND 4.                                                  hereby.


                                                                                PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY
                                                                                CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature(s)___________________________________________________________________________________________Date: ______________, 1999
Please date and sign exactly as name in imprinted hereon, including designation as executor, trustee, administrator, guardian or attorney, if applicable. When shares are held by joint tenants, both should sign, A corporation must sign its name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
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